Exhibit 4.3

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT AND WAIVER

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT AND WAIVER, dated as of August 2, 2022 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 8, 2020 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below:

(a) Section 6.5(b) is amended to read as follows:

“(a) Fixed Charge Coverage Ratio.

Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0 for (i) the two quarter period ending as of December 31, 2022; (ii) the three quarter period ending as of March 31, 2023; (iii) the four quarter period ending as June 30, 2023 and for each fiscal quarter thereafter.”

(b) Section 6.5(c) is amended to read as follows:

“(c) Minimum Undrawn Availability.

Maintain Undrawn Availability of at least $3,000,000 at all times until receipt by Agent of Borrower’s December 31, 2022 Compliance Certificate.”

(c) Exhibit 1.2(a) is deleted in its entirety and replaced with a new Exhibit 1.2(a) attached hereto and incorporated herein by reference.

2. Waiver. The Agent and the Required Lenders waive the Event of Default resulting from Borrowers’ failure to comply with Section 6.5(b) (Fixed Charge Coverage Ratio) for the fiscal quarter ended as of June 30, 2022.

3. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of the following conditions:

(a) the execution of this Amendment by the Borrower, the Required Lenders and the Agent, and

(b) receipt by the Agent of an amendment fee of $15,000.

4. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

5. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

6. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

7. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

9. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Name:	Ben Naccarato
Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

By:	/s/ Scott Goldstein
Name:	Scott Goldstein
Title:	Senior Vice President

Fourth Amendment to Second Amended and Restated

Revolving Credit, Term Loan and Security Agreement

Perma-Fix

Exhibit 1.2(a)

[Letterhead of Company]

COMPLIANCE CERTIFICATE __________________, 20__

PNC Bank, National Association, as Agent

One Piedmont Town Center

4720 Piedmont Row Drive

Suite 300

Charlotte, NC 28210

Attention: Scott Goldstein

The undersigned, the [Chief Executive Officer][President][Chief Financial Officer][Controller] of Perma-Fix Environmental Services, Inc., a Delaware corporation, gives this certificate to PNC Bank, National Association, as Agent (in such capacity, the “Agent”), in accordance with the requirements of Section 9.7 and 9.8 (Annual and Quarterly Financial Statements) of that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 8, 2020, among the Borrower, the financial institutions which are parties thereto as Lenders, and the Agent (the “Loan Agreement”).

Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the financial statements of the Company for the [Fiscal Year/Quarter] ending __________________, 20__, copies of which are attached hereto, I hereby certify that:

(a)	Section 6.5(a), the Tangible Adjusted Net Worth is [satisfied / not satisfied] at $__________ when compared to the required amount of at least $27,000,000.

(b)	Section 6.5(b), the Fixed Charge Coverage Ratio is [satisfied / not satisfied] at _____ to 1.0 when compared to the required 1.15 to 1.0 for (i) the two quarter period ending as of December 31, 2022; (ii) the three quarter period ending as of March 31, 2023; and (iii) the four quarter period ending as of June 30, 2023 and as of the end of each fiscal quarter thereafter.

(c)	Section 6.5(c), Minimum Undrawn Availability is [satisfied/not satisfied] of $____________ when compared to the required $3,000,000.

(d)	Sections 7.4, Investments are [satisfied/not satisfied] as there are $xx,xxx (if none, so state) outstanding.

(e)	Sections 7.5(a), Loans are [satisfied/not satisfied] as no advances, loans or extensions of credit have been made except for extensions of trade credit in connection with the sale of Inventory in the Ordinary Course of Business and Section 7.5(b), Loans to employees in the Ordinary Course of Business in the amount of $xx,xxx (if none, so state) are [less/more] than the allowable amount of $1,000,000 in the aggregate.

(f)	Sections 7.6, Capital Expenditures are [satisfied/not satisfied] as $xx,xxx is [less/more] than the allowable amount of $6,000,000 for any fiscal year.

(g)	Sections 7.7, Dividends and Distributions are [satisfied/not satisfied] as the payment of all dividends and distributions comply with the provisions of Section 7.7.

(h)	Sections 7.8, Create additional Indebtedness is [satisfied/not satisfied] as such additional Indebtedness complies with the provisions of Section 7.8.

(i)	Sections 7.11, Leases are [satisfied/not satisfied] as $xx,xxx is [less/ more] when compared to the annual rental payments for all property of $1,000,000.

2.	No Default exists on the date hereof, other than: _______________ [if none, so state]; and

3.	No Event of Default exists on the date hereof, other than _____________ [if none, so state].

4.	As of the date hereof, if applicable, Borrower is current in all material respects in payment of all accrued rent, warehouse fees, and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrowers’ failure to pay or delay in payment of any such rent or other charges.

5.	Additionally, as of the date hereof, as required by Section 9.3, to the best of my knowledge, Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health, or if such is not the case, specifying in all areas of material non-compliance of which such officer has actual knowledge and the proposed action Borrower will implement in order to achieve compliance in all material respects unless full compliance is otherwise required.

6.	The financial statements attached hereto are complete and accurate in all respects and were prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and subject to year end audit adjustments, and except as may be disclosed in such financial statements.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

_________________ as [Chief Executive Officer] [President] [Chief Financial Officer] [Controller]

Dated ______________

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Spreadsheet